Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS 28 PERCENT REVENUE GROWTH FOR FISCAL 2011 FIRST QUARTER
Reports Record Quarterly Revenue in Multiple Product Lines; Earnings per Share of $0.16 versus $0.06 in Prior Year
     ST. PAUL, Minn., Feb. 23, 2011 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported its financial results for the fiscal 2011 first quarter ended January 31, 2011.
     For the quarter, net revenue rose to $19.5 million, a 28 percent increase over $15.2 million in the year-ago period. Net income for the fiscal 2011 first quarter was $1.8 million, or $0.16 per diluted share, compared to net income of $0.6 million, or $0.06 per diluted share, in the fiscal 2010 first quarter. Discrete income tax benefits recorded in the first quarter of fiscal 2011 contributed $0.02 to net income per diluted share.
     “Synovis is off to a strong start in fiscal 2011, with record quarterly revenue in multiple product lines,” said Richard Kramp, Synovis Life Technologies president and chief executive officer. “In each area of focus, our products are gaining acceptance among physicians for their unique, differentiating features and superior clinical performance. Our specialized sales teams and distribution networks are expanding our customer base, developing solid relationships and becoming increasingly effective in our target markets. In fiscal 2011, we are investing in resources to support continued growth in our high-value product lines: Veritas®, Peri-Strips®, Microsurgical, and Orthopedic and Wound.”
     Kramp added, “I am also proud to announce that Synovis was recently named ‘Manufacturer of the Year’ by the Manufacturers Alliance. This award recognizes Minnesota companies which are using lean manufacturing tools and techniques to reduce non-value added processes and improve efficiency, and then sharing their experience with others. Everyone at Synovis has participated in one or more activities supporting our overall lean program and thereby made this award possible. In our company’s culture, we encourage all of
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Synovis Life Technologies
February 23, 2011

our employees to think about ways to improve what they do, and then we listen to their ideas and implement positive changes to benefit customers, shareholders and employees.”
First Quarter Fiscal 2011 Highlights
•	Revenue from Veritas rose to $4.2 million in the first quarter, a 38 percent increase over the comparable period last year. Veritas comprised 21 percent of overall net revenue, and is increasingly used by surgeons in the hernia and breast reconstruction markets.

•	Microsurgical products revenue totaled $3.4 million in the first quarter, up 37 percent over the same period last year, with sales of the Coupler and Flow Coupler® products up 48 percent. Late in the first quarter, two additional sales representatives were hired to bring the Microsurgical sales force to 11 professionals in the United States.

•	Peri-Strips Dry® (PSD) revenue totaled $5.4 million in the first quarter, a 20 percent increase from the year-ago period. The company believes the number of gastric sleeve procedures performed is on the rise as private insurance companies increasingly reimburse for this surgery. Surgeons are more likely to use a buttress in gastric sleeve procedures, compared to other bariatric surgeries, given the longer staple line.

•	Orthopedic and Wound product revenue totaled $883,000 for the first quarter, up from $159,000 a year ago. Orthopedic and Wound was established in July 2009 with the acquisition of substantially all of the assets of Pegasus Biologics, Inc. and its products were re-launched in January 2010. Orthopedic and Wound products include the OrthADAPT® Bioimplant for orthopedic applications and Unite® Biomatrix to treat chronic wounds.

•	The first quarter gross margin improved to 73 percent, up from 71 percent in the same period last fiscal year.

•	Selling, general and administrative expenses totaled $10.5 million in the first quarter, up 19 percent from $8.9 million in the year-ago quarter, primarily due to higher sales and marketing costs.

•	Research and development (R&D) expenses totaled $1.3 million in the first quarter, versus $1.1 million in the year-ago period. R&D investment in Orthopedic and Wound was higher in the current quarter due to the development and testing of the ProCUFF™ orthopedic product and the related anchoring system and instrumentation. In the fiscal 2011 second quarter, Synovis expects to file a 510(k) application with the FDA for the anchoring system and instrumentation for this arthroscopically delivered device to reinforce rotator cuff and other tendon repairs.

•	Operating income for the first quarter totaled $2.4 million, more than double operating income of $0.9 million in the year-ago period, chiefly due to higher revenue.
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Synovis Life Technologies
February 23, 2011

•	Income tax expense was recorded at an effective rate of 36 percent in the first quarter of fiscal 2011. In addition, discrete tax benefits accounted for $230,000, or $0.02 per diluted share, in the quarter due to reinstatement of the federal R&D credit for prior periods and an adjustment to the company’s deferred tax rate.
Balance Sheet and Cash Flow
•	Cash and investments totaled $61.5 million as of January 31, 2011, or $5.43 per share, consistent with the $61.9 million at the end of fiscal 2010.

•	Operating activities used cash of approximately $0.6 million in the first quarter of fiscal 2011, versus $1.2 million used in the year-ago period. Cash is typically used in the first quarter for payment of year-end accruals.
Conference Call and Webcast
          Synovis Life Technologies will host a live webcast of its fiscal 2011 first quarter conference call today, Feb. 23, at 10 a.m. CT to discuss the company’s results. To participate in the conference call, please dial (888) 679-8035 and enter pass code 99379149. Please dial in at least 10 minutes prior to the call.
          To access the live webcast, go to the investor information section of the company’s website, www.synovislife.com, and click on the webcast icon. A webcast replay will be available beginning at noon CT, Wednesday, Feb. 23.
          If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 52407312. The audio replay will be available beginning at 2 p.m. CT on Wednesday, Feb. 23, through 6 p.m. CT on Wednesday, March 9.
About Synovis Life Technologies
          Synovis Life Technologies, Inc., a diversified medical device company based in St. Paul, Minn., develops, manufactures and markets biological and mechanical products used by several surgical specialties to facilitate the repair and reconstruction of soft tissue damaged or destroyed by disease or injury. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s website at www.synovislife.com.
          Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated
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Synovis Life Technologies
February 23, 2011

by the forward-looking statements made herein include the timing of product introductions, the ability of the sales force to grow and sustain revenues, the impact of increased competition in various markets Synovis serves, the ability to re-establish the Orthopedic and Wound products in the marketplace sufficiently to achieve profitability, outcomes of clinical and marketing studies as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, any operational or financial impact from the current global economic downturn, the impact of recently enacted healthcare reform legislation, as well as other factors found in the Company’s filings with the SEC, such as the “Risk Factors” section in Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.
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Synovis Life Technologies
February 23, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Statements of Income (unaudited)
(In thousands, except per share data)

	Three Months Ended
	January 31
	2011	2010
Net revenue	$19,477	$15,212
Cost of revenue	5,292	4,360
Gross margin	14,185	10,852
Gross margin percentage	73%	71%

Selling, general and administrative expenses	10,509	8,857
Research and development expenses	1,300	1,075

Operating expenses	11,809	9,932

Operating income	2,376	920

Interest income	74	84

Income before provision for income taxes	2,450	1,004

Provision for income taxes	652	361

Net income	$1,798	$643

Basic earnings per share	$0.16	$0.06

Diluted earnings per share	$0.16	$0.06

Weighted average shares outstanding — basic	11,270	11,213
Weighted average shares outstanding — diluted	11,456	11,386
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Synovis Life Technologies
February 23, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Revenues (unaudited)
(In thousands)

	Three Months Ended
	January 31
	2011	2010
Veritas	$4,159	$3,018
Peri-Strips	5,409	4,508
Tissue-Guard	4,225	3,759
Microsurgery	3,443	2,515
Orthopedic and Wound	883	159
Surgical tools and other	1,358	1,253

Total Revenue	$19,477	$15,212

Domestic	$16,735	$12,902
International	2,742	2,310

Total Revenue	$19,477	$15,212

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Synovis Life Technologies
February 23, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Balance Sheets
As of January 31, 2011 (unaudited) and October 31, 2010
(In thousands, except share and per share data)

	January 31,	October 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$18,346	$12,951
Short-term investments	31,217	41,119
Accounts receivable, net	9,600	8,701
Inventories	9,146	9,433
Deferred income tax asset, net	367	367
Other current assets	2,515	1,715

Total current assets	71,191	74,286

Investments, net	11,958	7,854
Property, plant and equipment, net	3,636	3,401
Goodwill	3,620	3,620
Other intangible assets, net	6,058	6,182
Deferred income tax asset, net	2,095	2,139

Total assets	$98,558	$97,482

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,810	$1,644
Accrued expenses	4,149	6,371

Total current liabilities	5,959	8,015

Total liabilities	5,959	8,015

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,336,920 and 11,228,654 at January 31, 2011 and October 31, 2010, respectively	113	112
Additional paid-in capital	63,150	61,780
Accumulated other comprehensive income (loss)	(11)	26
Retained earnings	29,347	27,549

Total shareholders’ equity	92,599	89,467

Total liabilities and shareholders’ equity	$98,558	$97,482

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Synovis Life Technologies
February 23, 2011

SYNOVIS LIFE TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

For the three months ended January 31,	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,798	$643

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation of property, plant and equipment	307	348
Amortization of intangible assets	191	204
Amortization of investment premium, net	101	426
Stock-based compensation	309	375
Tax benefit from stock option exercises	156	—
Deferred income taxes	44	(169)

Changes in operating assets and liabilities:
Accounts receivable	(899)	(173)
Inventories	287	(707)
Other current assets	(800)	(1)
Accounts payable	166	(680)
Accrued expenses	(2,222)	(1,423)

Net cash used in operating activities	(562)	(1,157)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(542)	(128)
Investments in patents and trademarks	(67)	(14)
Purchases of investments	(6,000)	(19,273)
Proceeds from the maturing or sale of investments	11,660	18,650
Other	—	(2)

Net cash provided by (used in) investing activities	5,051	(767)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds related to stock-based compensation plans	1,014	51
Repurchase of the Company’s common stock	(126)	(2,552)
Excess tax benefit from stock option exercises	18	1

Net cash provided by (used in) financing activities	906	(2,500)

Net change in cash and cash equivalents	5,395	(4,424)
Cash and cash equivalents at beginning of period	12,951	15,863

Cash and cash equivalents at end of period	$18,346	$11,439

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